Exhibit 99.1

BG Medicine Announces Fourth Quarter and Full Year Fiscal 2011 Results

WALTHAM, MA, March 8, 2012 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the fourth quarter and the full year ended December 31, 2011 and provided a business update. The Company will host a conference call and webcast today beginning at 8:30 am eastern time (details follow below).

For the quarter ended December 31, 2011, the Company reported a consolidated net loss of $4.7 million compared to a consolidated net loss of $3.3 million for the quarter ended December 31, 2010. For the year ended December 31, 2011, the Company reported a consolidated net loss of $17.6 million compared to a consolidated net loss of $17.2 million for 2010.

At December 31, 2011, the Company had consolidated cash and cash equivalents totaling approximately $24.4 million. On February 10, 2012, the Company entered into a $15.0 million secured loan facility with GE Capital, Healthcare Financial Services and Comerica Bank and drew down an initial term loan of $10.0 million. Subject to certain revenue milestones and other customary conditions, the Company may draw an additional $5.0 million under this loan facility on or before February 10, 2013.

Business Update and Key Milestones for 2012

“Fiscal 2011 was a period of growth and accomplishment for the Company,” said Eric Bouvier, president and chief executive officer of BG Medicine. “From our initial public offering in the first quarter to our filing of the 510(k) for our second product, CardioSCORE, in December, we have been continuing our transformation into a commercial diagnostics company. We are well-positioned and keenly focused on the successful worldwide commercialization of our first two cardiovascular diagnostic tests, the BGM Galectin-3 test and CardioSCORE. We believe that achievement of the milestones listed below during 2012 will be important for the success of the Company.”

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Data from the Framingham Heart Study, examining the role of galectin-3 in assessing the risk of development of heart failure in the general population, will be presented on March 24, 2012 at the American College of Cardiology conference. We plan to file a 510(k) to extend the label for galectin-3 to include patients at risk for heart failure, such as those with hypertension, diabetes, a previous myocardial infarction, or a family history of heart failure. If cleared by the FDA, we believe that this label extension will significantly increase the potential market for our galectin-3 test.

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Our automated platform partners for the galectin-3 test, Abbott, Alere, bioMerieux, and Siemens, are continuing their development of automated versions of the test. We expect that a 510(k) for the first of these automated versions will be filed with the FDA by the end of the second quarter, followed by a 510(k) filing for the second automated version in the second half of this year.

•	We anticipate that two of our partners will launch automated versions of the galectin-3 test in Europe by year end.

•	By year end, we expect to receive final approval and pricing for the analyte-specific CPT code for the galectin-3 test, effective for the 2013 Clinical Laboratory Fee Schedule.

•	We are working with the FDA on the Company’s 510(k) for CardioSCORE with a goal of obtaining FDA clearance by year end.

•	We are focused on the pre-launch market development and our commercialization strategy for CardioSCORE. We plan to announce our commercialization plans by mid-year.

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Based on the development work done to date on CardioSCORE, including the 6,600 participant BioImage clinical validation study, we believe that CardioSCORE has the potential to offer a significant improvement over conventional risk factor-based approaches for heart attack and stroke. We expect that the complete results and analysis of the BioImage study for CardioSCORE will be presented at a major scientific conference and published in 2012.

Financial Results

Results for Quarter Ended December 31, 2011

Revenue for the quarter ended December 31, 2011 increased by 90% to $379,000 from $199,000 in the quarter ended December 31, 2010. Our revenue in the quarter ended December 31, 2011 consisted primarily of revenue from our galectin-3 test.

Research and development expenses for the quarter ended December 31, 2011 increased by 111% to $2.0 million from $943,000 in the quarter ended December 31, 2010. The increase was primarily due to the activity associated with our development efforts, mostly related to our CardioSCORE program, and internal biomarker discovery activities, as well as the 2010 receipt of a grant under the Qualified Therapeutic Discovery Program in the amount of approximately $489,000, which reduced expense in 2010.

Selling, general and administrative expenses increased by 56%, or $1.1 million to $2.9 million from the quarter ended December 31, 2010. Marketing expenses increased by 83%, or $726,000, primarily due to medical education programs and increased personnel-related costs associated with our galectin-3 product. General and administrative expenses increased 33%, or $333,000, primarily due to expenses related to being a public company.

Results for Year Ended December 31, 2011

Revenue increased by 100%, or $815,000 to $1.6 million in 2011 from $819,000 in 2010. This increase was primarily due to the commercial sales of our galectin-3 test and revenue from the HRP initiative. During 2011, we recognized $1.2 million of service revenue from Phase II of the HRP initiative and two service agreements. We recognized $451,000 of product revenue from our galectin-3 test. In 2010, we recognized $808,000 of service revenue from Phase II of the HRP initiative and from three service agreements.

Research and development expenses increased by 22%, or $1.5 million, to $8.0 million in 2011 from 2010. The increase was primarily due to the activity associated with development efforts, primarily related to our CardioSCORE and galectin-3 programs, and our internal biomarker discovery activities.

Selling, general and administrative expenses increased by 30%, or $2.4 million, to $10.5 million in 2011 from 2010. Marketing expenses increased by 40%, or $1.5 million, primarily due to medical education programs and increased personnel-related costs associated with our galectin-3 product. General and administrative expenses increased 21%, or $898,000, primarily due to expenses related to being a public company.

Conference call and webcast

The Company will host a conference call and webcast today beginning at 8:30 am eastern time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com

A replay of the call will be available approximately one hour following the end of the call through March 23, 2012. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, passcode 57849814. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (NASDAQ: BGMD) is a life sciences company focused on the discovery, development and commercialization of novel, biomarker-based cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3TM test for use in patients with heart failure, is available in the United States and Europe. BG Medicine has also developed CardioSCORE, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our progress toward our product development and business priorities; our progress in preparing for the launch of the automated versions of our galectin-3 test by our partners in 2012; our expectations regarding the timing of the launch of automated versions for our galectin-3 test in Europe; our expectations regarding our automated platform partners plans and timing for filing 510(k)’s for their automated versions of the galectin-3 test; our plans regarding a label extension for our galectin-3 test; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; our expectations regarding the potential timing of FDA clearance for CardioSCORE; and our expectations regarding the announcement of our commercialization strategy for CardioSCORE. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
	(unaudited)
Revenue:
Product revenue	$307	$—	$451	$11
Service revenue	72	199	1,183	808

Total revenue	379	199	1,634	819
Costs and Operating Expenses:
Cost of product revenue	124	2	172	4
Cost of service revenue	67	134	447	782
Research and development	1,988	943	7,998	6,539
Selling, general and administrative	2,935	1,876	10,502	8,100

Total costs and operating expenses	5,114	2,955	19,119	15,425

Loss from operations	(4,735)	(2,756)	(17,485)	(14,606)
Interest income	6	1	31	5
Interest expense	1	(828)	(89)	(2,792)
Other (expense) income	(6)	260	(39)	231

Net loss	(4,734)	(3,323)	(17,582)	(17,162)

Accretion of redeemable convertible preferred stock	—	(265)	(118)	(1,034)

Net loss attributable to common stockholders	$(4,734)	$(3,588)	$(17,700)	$(18,196)

Net loss attributable to common stockholders per share—basic and diluted	$(0.23)	$(1.18)	$(1.00)	$(6.12)

Weighted-average common shares outstanding used in computing per share amounts—basic and diluted	19,721,852	2,994,602	17,638,139	2,971,434

BG Medicine, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,874	$2,425
Restricted cash	565	—
Accounts receivable	115	786
Inventory	212	—
Prepaid expenses and other current assets	550	405

Total current assets	25,316	3,616
Property and equipment, net	301	604
Intangible assets, net	456	541
Deferred offering costs	—	2,229
Deposits and other assets	37	37

Total assets	$26,110	$7,027

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Term loan, current portion	$—	$96
Bridge notes, including accrued interest	—	6,276
Accounts payable	487	1,380
Accrued expenses	3,348	2,822
Deferred revenue and customer deposits	1,368	1,521

Total current liabilities	5,203	12,095
Warrant liability	15	248

Total liabilities	5,218	12,343

Redeemable convertible preferred stock	—	72,093
Stockholders' equity (deficit)
Convertible preferred stock	—	1,708
Common stock	20	3
Additional paid-in capital	134,192	16,618
Accumulated deficit	(113,320)	(95,738)

Total stockholders' equity (deficit)	20,892	(77,409)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$26,110	$7,027